Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1986 Equity Incentive Plan, as amended and restated effective January 31, 2008, and Amended and the Restated 1993 Employee Stock Purchase Plan of Actel Corporation, of our reports dated March 19, 2009, with respect to the consolidated financial statements and schedule of Actel Corporation included in its Annual Report (Form 10-K) for the year ended January 4, 2009, and the effectiveness of internal control over financial reporting of Actel Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 3, 2009